EXHIBIT 99.1

SPARTAN MOTORS, INC.

1000 REYNOLDS RD. • CHARLOTTE, MI  48813 • USA

TELEPHONE 517.543.6400 • FACSIMILE 517.543.5403

Web Page - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Reports First Quarter Results

CHARLOTTE, Michigan, April 28, 2009 - Spartan Motors, Inc. (NASDAQ: SPAR) reported its first quarter operating results, highlighted by increased sales and orders for its emergency rescue products in difficult economic conditions.

For the first quarter ended March 31, 2009, Spartan reported:
•	Net earnings of $0.19 per diluted share
•	Net sales of $115.5 million
•	Gross margin of 22.6% of sales
•	Return on invested capital of 14.0%
•	Consolidated backlog of $217.5 million

First Quarter Results
Spartan reported first quarter net earnings of $6.1 million, or $0.19 per diluted share, on net sales of $115.5 million, compared with net earnings of $14.8 million, or $0.46 per diluted share, on net sales of $264.1 million in the same quarter of 2008. The decline in revenue is a result of lower sales of vehicles to the defense industry and a sharp decline in the RV market.

Spartan reported consolidated gross margin of 22.6 percent of sales in the first quarter of 2009, a 46.8 percent increase over the same period in 2008 and a 7.1 percent increase over its gross margin in the fourth quarter of 2008. Spartan attributed the gross margin increase to improved product mix that includes more sales related to service, parts and assemblies. Gross margins as a percentage of sales have consistently risen for four quarters in a row, a result of the company's adherence to lean initiatives across its subsidiary companies and product mix diversification.

"The first quarter was another representation of how our diversified multiple-market strategy, along with our market, operational and strategic agility, will enable Spartan to profitably weather tough economic conditions while positioning the company for future growth," said John Sztykiel, president and CEO of Spartan Motors. "From a consolidated perspective, the recreational vehicle business continues to be difficult and the next large-scale mine-protected defense vehicle ramp-up is still several months away. Yet, sales of fire truck chassis increased year-over-year, the EVTeam as a whole was profitable in the quarter and consolidated gross margin as a percentage of sales continues to increase. Emergency-rescue remains Spartan's largest, most stable market, and we expect continuous growth based on increased market share and new product and innovation initiatives."

Spartan Chassis
Sales at Spartan Chassis, the company's largest subsidiary and operating unit, decreased 60.0 percent year-over year to $98.2 million for the current quarter. Spartan Chassis represented 85.0 percent of Spartan Motors' total consolidated sales in the 2009 first quarter.

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Spartan Chassis' net earnings declined 59.8 percent year-over-year in the quarter, due primarily to the decline in sales.

Sales of fire truck chassis in the 2009 first quarter increased 11.8 percent compared to the same period in 2008, and backlog for fire truck chassis as of March 31, 2009 was $98.0 million, a 38.6 percent year-over-year increase. The company reported increased demand for fire truck chassis, due in part to increased demand from changes to industry safety regulations and the 2010 engine emission standards

Spartan Chassis' sales to the Class A diesel motorhome market decreased 91.7 percent year-over-year in the quarter, while backlog for RV chassis decreased 75.0 percent year-over-year to $4.4 million as of March 31, 2009.

"As expected, the outlook for motorhomes remains difficult," said Sztykiel. "We already have appropriately scaled our operations to match demand in the second half of 2009. We believe we have positioned ourselves to weather the storm until the industry eventually recovers. Spartan is continuing new product development and engineering innovations for motorhome chassis, some of which we plan to debut at the RVIA trade show later in 2009."

Other Products sales, including specialty chassis for mine-resistant defense vehicles, and the company's service, parts and assemblies (SPA) business, decreased 65.2 percent year-over-year in the first quarter of 2009, reflecting the completion of several large orders for military customers in the second half of 2008. Other Products backlog, which for the first time includes backlog for SPA of $47.8 million, was $55.8 million as of March 31, 2009, compared to $166.5 million at the end of the 2008 first quarter, and compared to $8.5 million at the end of the 2008 fourth quarter.

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported operating income of $395 thousand in the 2009 first quarter, compared to an operating loss of $365 thousand in the same quarter of 2008. Spartan attributed the profitability of the EVTeam as a whole to improved operating efficiencies within the subsidiaries. Backlog for the EVTeam was $83.3 million as of March 31, 2009, a 35.3 percent year-over-year increase.

Financial Position
Spartan reported positive operating cash flow of $15.1 million in the current quarter and the company ended the first quarter with $27.2 million in cash and cash equivalents, as well as $16.4 million in long-term debt.

Spartan reported it has repurchased 140,738 shares of its common stock in the open market since January 2009, reflecting the company's belief that the stock is undervalued. The company completed the recent share buyback at an average price of $3.09 per share. This repurchase is the first under the board-authorized one million-share buyback program announced in July 2008.

"Our cash generation gives us the flexibility to pursue multiple avenues to create shareholder value, such as investing in the business, buying back stock or evaluating strategic opportunities," said Chief Financial Officer Jim Knapp. "The board believes our share price is trading at a discount in relation to our long-term earnings potential, balance sheet strength and diversified product and end-market mix."

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 14.0 percent in the first quarter of 2009, compared to ROIC of 42.6 percent for the same quarter in 2008, and 7.2 percent in the fourth quarter of 2008. Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.

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Market Outlook
In line with management's previously communicated outlook, Spartan reported it continues to expect its consolidated 2009 results to be less than 2008 because of market and macro-economic conditions, as well as a reduction in specialty vehicle sales, primarily related to large-scale defense contracts. However, Spartan reiterated that the potential for significant orders from the defense industry remains.

"Our order intake for emergency rescue products increased in the 2009 first quarter, due largely to the influx of orders received by OEMs in the 2008 fourth quarter, which was driven by changes to industry safety regulations," said Sztykiel. "Longer term, there are trends that indicate steadily increasing demand for emergency-rescue products, regardless of the economic conditions, and we are investing in R&D and unveiling new products to address this long-term demand.

"The Pentagon has indicated it plans to order between 2,000 and 10,000 of M-ATV vehicles starting later this year, though we don't expect clarity on specific orders until May or June. We believe Spartan's production capacity will be an asset for any future production runs of M-ATVs, as well as our proven capabilities in speed-to-market, manufacturing flexibility, on-time delivery, product performance and service, parts and support. We continue to produce smaller orders of specialized mine-resistant variants for the U.S. military and other nations, such as the ILAV vehicles.

"We expect to enter several new strategic markets over the next 18 months. In closing, we will not just weather 2009, but this year will position us for future growth into 2010 and beyond," Sztykiel concluded.

Conference Call & Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on "Shareholders," and then on "Webcasts."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,200 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward-looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$27,224	$13,741
Accounts receivable, net	71,376	75,935
Inventories	89,495	86,648
Deferred income tax assets	7,076	7,076
Deposits on engines	5,457	5,457
Other current assets	2,506	2,606
Total current assets	203,134	191,463

Property, plant and equipment, net	65,780	66,786
Goodwill	2,457	2,457
Deferred income tax assets	241	241
Other assets	1,160	193
Total assets	$272,772	$261,140

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,201	$21,776
Accrued warranty	7,463	8,352
Accrued compensation and related taxes	6,534	12,136
Accrued vacation	2,135	1,904
Accrued customer rebates	1,244	1,498
Deposits from customers	11,275	9,922
Taxes on income	2,051	1,972
Other current liabilities and accrued expenses	4,181	4,584
Current portion of long-term debt	10,518	10,640
Total current liabilities	77,602	72,784

Other non-current liabilities	2,192	1,157
Long-term debt, less current portion	16,426	16,556

Shareholders' equity:
Common stock	325	326
Additional paid in capital	64,613	64,606
Retained earnings	111,614	105,711
Total shareholders' equity	176,552	170,643

Total liabilities and shareholders' equity	$272,772	$261,140

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three Months Ended March 31, 2009 and 2008

	March 31, 2009		March 31, 2008
	$-000-%		$-000-%

Sales	115,498		264,095
Cost of Products Sold	89,376		223,465
Gross Profit	26,122	22.6	40,630	15.4

Operating Expenses:
Research and Development	4,760	4.1	4,688	1.8
Selling, General and Administrative	12,008	10.4	12,540	4.7
Total Operating Expenses	16,768	14.5	17,228	6.5

Operating Income	9,354	8.1	23,402	8.9

Other Income (Expense):
Interest Expense	(325)	(0.3)	(732)	(0.3)
Interest and Other Income	216	0.2	93	(0.0)
Total Other Income (Expense)	(109)	(0.1)	(639)	(0.3)

Earnings before Taxes on Income	9,245	8.0	22,763	8.6

Taxes on Income	3,186	2.8	7,982	3.0

Net Earnings	6,059	5.2	14,781	5.6

Basic Net Earnings per Share	0.19		0.46

Diluted Net Earnings per Share	0.19		0.46

Basic Weighted Average Common Shares Outstanding	32,225		31,933

Diluted Weighted Average Common Shares Outstanding	32,293		32,292

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Three Months Ended March 31, 2009

Three Months Ended March 31, 2009 ($000s)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Fire Truck Chassis Sales	33,249		(4,182)	29,067
Motorhome Chassis Sales	3,172			3,172
EVTeam Product Sales		23,501	(1,971)	21,530
Other Product Sales	61,729			61,729

Total Net Sales	98,150	23,501	(6,153)	115,498

Interest Expense		443	(118)	325
Depreciation Expense	987	213	601	1,801
Segment Net Earnings (Loss)	6,698	56	(695)	6,059

Period End Backlog ($000s)
	March 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	March 31, 2009

Fire Truck Chassis *	70,720	75,931	70,815	73,473	98,025
Motorhome Chassis *	17,465	12,533	9,069	5,552	4,365
Other Product *	166,457	188,665	46,038	8,500	55,827
Total Chassis	254,642	277,129	125,922	87,525	158,217
EVTeam Product *	61,615	59,801	73,056	96,383	83,344
Intercompany Eliminations*	(11,640)	(16,707)	(15,206)	(14,009)	(24,050)
Total Backlog	304,617	320,223	183,772	169,899	217,511

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 10 months or less for fire truck chassis, other product and EVTeam product. Service, parts and accessories were included in the backlog beginning March 31, 2009.